T:\flh\series\10f-3diversifiedbond
For the fiscal period ended 12/31/2007
File number 811-03623

                         SUB-ITEM 77-0

                         EXHIBIT

Transactions Effected Pursuant to Rule 10f-3

I.    Name  of  Fund:  The Prudential Series  Fund,  Inc.  -   SP
Goldman Sachs Small Cap Value Portfolio

1.   Name of Issuer:  Dolan Media Company

2.   Date of Purchase:  August 1, 2007

3.   Number of Securities Purchased:  12,060

4.   Dollar Amount of Purchase:  $174.870

5.   Price Per Unit:  $14.50

6.   Name(s) of Underwriter(s) or Dealer(s)
       From whom Purchased:    Merrill Lynch, Pierce, Fenner, and
Smith Inc.

7.   Other Members of the Underwriting Syndicate
       See Exhibit A

EXHIBIT A

UNDERWRITER
Piper Jaffray & Co.
Craig-Hallum Capital Group LLC
Goldman, Sachs & Co.